Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-199830) of Becton, Dickinson and Company of our report dated November 26, 2014, except for Note 6, as to which the date is March 13, 2015, with respect to the consolidated financial statements of Becton, Dickinson and Company and our report dated November 26, 2014, with respect to the effectiveness of internal control over financial reporting of Becton, Dickinson and Company, included in the Current Report (Form 8-K) of Becton, Dickinson and Company dated March 13, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 13, 2015